Technology Transfer Agreement

Project Name: New Composite Colloid Production and Application Technology

Transferee (Party A): Dalian RINO Environment Engineering Science and Technology Co., Ltd.

Transferor (Party B): Institute of Process Engineering, Chinese Academy of Sciences

Time of Signing: March, 2006

Place of Signing: Beijing

Term of Validity: 15 years

Technology Transfer Agreement

Transferee (Party A): Dalian RINO Environment Engineering Science and Technology Co., Ltd.

Address: No.11, Youquan Road, Zhanqian Neighborhood, Jinzhou District, Dalian

Legal Representative: Zou, Dejun

Project Liaison: Qiu, Jianping

Contact Means: 13504086222            0411-87661222

Correspondence Address: No.11, Youquan Road, Zhanqian Neighborhood, Jinzhou District, Dalian

Tel : 87662700                          Fax : 87662988

E-mail : ln99@lnhb.com.cn

Transferor (Party B): Institute of Process Engineering, Chinese Academy of Sciences

Address: No.1, North Lane 2, Zhongguancun, Beijing

Legal Representative: Liu, Huizhou

Project Liaison: Ye, Shufeng and Wei, Lianqi

Contact Means:

Correspondence Address : No. 1, North Lane 2, Zhongguancun, Beijing

Tel : 010-62588029                    Fax : 010-62542803

E-mail : tyzhu@home.ipe.ac.cn

This Contract is made by and between both parties via equal negotiation pursuant to Contract Law of the People’s Republic of China on the basis of authentic and full expression of their wills.

WHEREAS, Party B desires to transfer the know-how use right (use right, transfer right) of New Composite Colloid Production and Application Technology to Party A and Party A desires to accept the transfer and pay the corresponding payment for transfer,

THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Article 1   The contents of know-how transferred by Party B to Party A are as follows:

1.
Scope of know-how: The entire production processes of new composite colloid, including the involved ingredient preparation ratio, production reaction conditions, ingredient charging sequences, production equipment model selection and corresponding application processes .

2.
Technological indicators and parameters: including the compositions of new composite colloid, the preparation ratio, production reaction conditions, ingredient charging sequences, production and new spray-coating process equipment model selection and design

3.
Industrialized development degree of this know-how: This know-how is at the mature industrialization development degree, with mature production process and mainly applied to steel-purpose high-temperature anti-oxidization coatings and refactory materials, in wide applicability.

Article 2   For the sake of Party A’s performing this know-how in an effective way, Party B shall submit the following technical information to Party A:

1.	Ingredient names and preparation ratio list of new composite colloid ;

2.	Production process of new composite colloid ;

3.	Production equipment model selection of new composite colloid ;

4.	Arrangement plan of equipments in the production workshop of new composite colloid ; and

5.	Design plans for spray-coating new process of new composite colloid .

Article 3   The time, place and form that Party B submits technical information to Party A are as follows:

1.	Time of submittal: within 20 days since and upon this Contract enters into force

2.	Place of submittal: Dalian

3.	Form of submittal: Written version

Article 4   Party B has performed or transferred this know-how hereunder prior to that this Contract enters into force as follows:

1.	The status that Party B has performed this know-how hereunder (time, place, form and scale): Pilot test completed and pilot production realized in Dec., 2005

2.	The status that Party B has transferred others to use this know-how hereunder (time, place, form and scale): None

Article 5   Party A shall perform this know-how in the following scope, form and period:

1.	Scope of performance: Pursuant to this Contract, Party B hereby authorizes Party A to use this know-how and Party A may use this know-how for production and sale.

2.
Form of performance: Party A may organize and construct the production workshops in appropriate scale pursuant to the market condition and zoom in or out the design of supporting spray-coating process equipments (however, the intellectual property and technical data in the process shall be owned by both parties), particularly shall ensure the colloid supply and spray-coating application of downstream product manufacturers, and meanwhile may conduct the market promotion sale.

3.	Period of performance: 15 years .

4.	Period of confidentiality: 20 years .

Article 6   Party B shall ensure the utility and reliability of this know-how and no infringement of legal rights and interests of any third person. In case that the third person accuses Party A of infringement, Party B shall assist in mediation and clarify the originality of this know-how, otherwise shall dissolve the contract with Party A automatically and refund 60% of the payment received from Party A .

Article 7   The intellectual property of this know-how is owned by both parties and the confidentiality obligations that both parties shall abide by for the execution of contract as agreed hereby are as follows:

Party A:

1.
Contents of confidentiality (including technology information and operation information): The entire production processes of new composite colloid, including the involved ingredient preparation ratio, production reaction conditions, ingredient charging sequences, production equipment model selection; meanwhile, the design plans for spray-coating application process of this designated composite colloid and the condition of downstream products that it aims at shall be also kept confidential.

2.
Scope of personnel involved in confidentiality: Any and all production workers involved in the process of bond production as mentioned herein and the production chief of this project as well as users of new products.

3.	Duration of confidentiality: 20 years .

4.
Liabilities for disclosure of confidentiality: Provided any personnel of Party A, who are involved in confidentiality, disclose this know-how, Party B will claim against Party A for corresponding liabilities.

Party B: Party B shall bear the same confidentiality obligations as Party A .

Article 8   Both parties hereby agree that, during the execution of this Contract, it is acceptable to apply this know-how for the patent; the patent shall be owned by both parties and the transfer and performance approval etc. of patent shall be subject to the consensus negotiation between both parties.

Article 9   For the sake of Party A’s performing this know-how in an effective way, Party B shall provide Party A with the following technological service and technological instructions:

1.
Contents of technological service and technological instructions: Party A shall provide Party A with the entire production processes of new composite colloid, including the involved ingredient preparation ratio, production reaction conditions, ingredient charging sequences, production equipment and spray-coating process design plans and meanwhile offer necessary instructions for production site planning, equipment commissioning and trial production.

2.	Form of technological service and technological instructions: On-site instructions .

Article 10   Party A shall pay the loyalty of this know-how in terms as follows:

1.	The total loyalty shall be RMB 4,000,000 Yuan (say: RMB FOUR MILLION Yuan only);

2.	Party A shall pay the loyalty to Party B in terms of installment (lump sum, installment or percentage).

The specific terms and time of payment are as follows:

(1)
Party A shall remit the down payment of RMB 1,000,000 Yuan (say: ONE MILLION Yuan only) to the account of Party B within three months upon the conclusion of contract and this Contract will enter into force upon the invoice is opened;

(2)	Party A shall remit the second installment of RMB 1,000,000 Yuan (say: ONE MILLION Yuan only) to the account of Party B within twelve months upon the conclusion of contract;

(3)	Party A shall remit the third installment of RMB 1,000,000 Yuan (say: ONE MILLION Yuan only) to the account of Party B within eighteen months upon the conclusion of contract; and

(4)	Party A shall remit the rest RMB 1,000,000 Yuan (say: ONE MILLION Yuan only) to the account of Party B within three months upon the first equipment set is put into service.

The name and address of Party B’s bank of deposit as well as the account number are:
Bank of deposit: ICBC (Industrial and Commercial Bank of China) Haidian Town Branch, Beijing
Account No.: 0200004509088120553

3.	Provided Party A fails to pay the loyalty on schedule, Party B will refuse to perform the obligations; and in case of the payment in arrears for one month, this Contract will be terminated.

Article 11   Both parties hereby agree that Party B approves Party A to perform this know-how and offers technological service and technological instructions, with the acceptance in accordance with the following standards and forms:

1.	Party B provides Party A with the product quality acceptance standards of this know-how and trains the related technicians of Party A upon the performance of this know-how ;

2.	Party B is responsible for the first quality acceptance of products upon the performance of this know-how and ensures the quality to be eligible ; and

3.	Party B is responsible for process design and application acceptance of spray-coating application process equipments concerning this know-how .

Article 12   Both parties hereby agree that:

1.
Party A is entitled to conduct the subsequent improvement on the composite colloid production technology transferred by Party B and the accordingly generated new technological achievements with substantial or creative technology progress characteristics shall be owned by both parties.

2.
Party B is entitled to conduct the subsequent improvement on the know-how transferred to Party A and the accordingly generated new technological achievements with substantial or creative technology progress characteristics shall be owned by both parties.

3.
Both parties hereby agree via negotiation that, on the basis of transfer cooperation of this know-how, both parties decide to establish the future-oriented long-term cooperation for the technological development and improvement in related fields and Party B decides to set up the R&D incubation base of related technologies and products at Party A .

Article 13   Any modifications in this Contract must be subject to the consensus negotiation between both parties and determined in written form. However, in case of the occurrence of any following cases, either party may make a request on modifying the contract rights and obligations to the counterpart and the counterpart shall reply within 10 days; no reply in arrears shall be regarded as consent:

1.	Provided the market exploration scale of downstream products involved with this know-how fluctuates greatly, Party B may ask for the appropriate interest percentage ;

2.	The percentage line shall be 3% when the annual output value of Party A is no more than 60 million Yuan and that be equivalent to 2 million Yuan when the annual output value exceeds 60 million Yuan .

3.	Provided the downstream products involved in this know-how requires the improvement on current technology, Party B may apply to Party B and Party B will assist Party A in improvement study .

4.
The intellectual properties of the design of a new spray-coating equipments and as well as improvement in technology achieved by Party A based on original technology developed by Party B, shall be owned by both parties .

Article 14   Both parties hereby agree that, within the valid period of this Contract, Party A designates Qiu, Jianping as the project liaison of its own and Party B does Ye, Shufeng and Wei, Lianqi as the counterpart. Either party changing the project liaison shall notify the counterpart in written form in time and shall bear corresponding liabilities for failing in notification and impacting the execution of this Contract or causing losses.

Article 15   Disputes in connection with Contract and arising from the execution of contract shall be settled in terms of negotiation and mediation; in case of no agreement reached, disputes shall be submitted to the People’s Court for litigation.

Article 16   This Contract is in quadruplicate , all texts being equally authentic.

Article 17   This Contract enters into force since and upon the stamps and signatures of both parties.

Party A: Dalian RINO Environment Engineering Science and Technology Co., Ltd. (seal)

Legal Representative / Authorized Proxy: __________________ (signature)

March 8, 2006

Party B: Institute of Process Engineering, Chinese Academy of Sciences (seal)

Legal Representative / Authorized Proxy: _________________ (signature)

March 8, 2006